EXHIBIT 4.13

NINTH AMENDMENT

     THIS NINTH AMENDMENT dated as of July 18, 2002 (this “Amendment”) amends the Second Amended and Restated Credit Agreement dated as of February 3, 1999 (as previously amended, the “Credit Agreement”) among U S Liquids Inc. (the “Company”), various financial institutions (the “Banks”), Fleet National Bank, as Syndication Agent, and Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein have the respective meanings given to them in the Credit Agreement.

     WHEREAS, the Company, the Banks and the Administrative Agent have entered into the Credit Agreement; and

     WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects as more fully set forth herein;

     NOW, THEREFORE, the parties hereto agree as follows:

     SECTION 1 Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 3, the Credit Agreement shall be amended as follows:

     1.1 Amendment to Section 10.6.4. Section 10.6.4 is amended by deleting the reference to “$14,000,000” therein and substituting “$10,000,000” therefor.

     1.2 Amendment to Section 10.9. Section 10.9 is amended by deleting the reference to “$6,000,000” therein and substituting “$7,500,000” therefor.

     SECTION 2 Representations and Warranties. The Company represents and warrants to the Administrative Agent and the Banks that, after giving effect to the effectiveness hereof, (a) each warranty set forth in Section 9 (excluding Section 9.14 with respect to Re-Claim Environmental Louisiana, L.L.C., Waste Research and Recovery, Inc., U S Liquids of Greater Chicago, Inc., U S Liquids of Houston, L.L.C., U S Liquids of Central Texas, L.L.C. and U S Liquids of Detroit, Inc.) of the Credit Agreement is true and correct as of the date of the execution and delivery of this Amendment by the Company, with the same effect as if made on such date, and (b) no Event of Default or Unmatured Event of Default exists.

     SECTION 3 Effectiveness. The amendments set forth herein shall become effective when the Administrative Agent shall have received (a) counterparts of this Amendment executed by the Company and the Required Banks and (b) a Confirmation, substantially in the form of Exhibit A, signed by the Company and each Subsidiary.

     SECTION 4 Miscellaneous.

     4.1 Continuing Effectiveness, etc. As herein amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. After the effectiveness of this Amendment, all references in the Credit Agreement and the other Loan

Documents to “Credit Agreement” or similar terms shall refer to the Credit Agreement as amended hereby.

     4.2 Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

     4.3 Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such state.

     4.4 Successors and Assigns. This Amendment shall be binding upon the Company, the Banks and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Banks and the Administrative Agent and the respective successors and assigns of the Banks and the Administrative Agent.

     4.5 Trinity Acquisition; Baltimore Sale. The Required Banks agree that, notwithstanding anything to the contrary contained in Section 10.11 of the Credit Agreement, (a) U S Liquids of La, L.P. may purchase certain assets of Trinity Storage Services, L.P. so long as the aggregate purchase price paid for such assets does not exceed $2,950,000 in cash plus other consideration in the form of (i) the assumption by the Company of (x) approximately $3,000,000 of annual lease obligations and (y) approximately $750,000 of closure obligations and (ii) warrants to purchase 100,000 shares of common stock of the Company, and (b) USL Environmental Services, Inc. may sell the facility located at 5200 Raynor Avenue in Anne Arundel County, Maryland and certain related assets, it being understood that, to the extent that the Net Cash Proceeds received from such sale do not exceed $750,000, (i) such assets shall be treated as Specified Property for purposes of Section 10.11(c) of the Credit Agreement and (ii) the Company shall not be required to apply such proceeds in accordance with the commitment reduction and prepayment provisions contained in Sections 6.1 and 6.2 of the Credit Agreement so long as the proceeds from such sale are used by the Company to purchase a replacement facility within 360 days following such sale.

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Delivered at Chicago, Illinois, as of the day and year first above written.

U S LIQUIDS INC.

By	/s/ EARL J. BLACKWELL

Title	CFO

BANK OF AMERICA, N.A., as Administrative Agent

By	/s/ KRISTINE THENNES

Title	Vice President

BANK OF AMERICA, N.A., as a Bank

By	/s/ STEVEN R. ARENTSEN

Title	Senior Vice President

FLEET NATIONAL BANK, as Syndication Agent and as a Bank

By	/s/ DAVID C. BRECHT

Title	Vice President

BANK ONE, NA

By	/s/ DENNIS WARREN

Title	First Vice President

THE BANK OF NOVA SCOTIA

By	/s/ N. BELL

Title	Senior Manager

UNION BANK OF CALIFORNIA

By

Title

COMERICA BANK

By

Title

WELLS FARGO BANK, N.A.

By	/s/ LARRY CLAYTON

Title	Vice President

BNP PARIBAS

By

Title

By

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